Exhibit 8.1

Squire Patton Boggs (US) LLP
1000 Key Tower
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Cleveland, Ohio 44114

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squirepattonboggs.com

December 16, 2025

Park National Corporation
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058-3500

Re:	Merger of First Citizens Bancshares, Inc. with and into Park National Corporation

We have acted as counsel to Park National Corporation, an Ohio corporation (“Purchaser”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of October 27, 2025 (the “Merger Agreement”), by and between First Citizens Bancshares, Inc., a Tennessee corporation (“Company”), and Purchaser, pursuant to which Company will merge with and into Purchaser, with Purchaser as the surviving entity (the “Merger”).  At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4 (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by you with the U.S. Securities and Exchange Commission, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

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Squire Patton Boggs (US) LLP	Park National Corporation
December 16, 2025

In providing our opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement, and such other documents as we have considered necessary or appropriate for purposes of our opinion. We have assumed that: (i) the Merger will be consummated pursuant to and in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete, and correct, and the Registration Statement is true, complete and correct and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter; (iii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief, or any other similar qualification are true, complete and correct, and will remain true, complete, and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification; (iv) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement; and (v) Purchaser, Company, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of Company common stock.

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform any of Purchaser, Company, or any of their respective subsidiaries of any such change or inaccuracy that may occur or come to our attention.

This opinion is being furnished solely in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent.  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP